Exhibit 99.2

Karta Technologies, Inc. and Affiliate

Consolidated Balance Sheets

(unaudited)

Assets

	March 31, 2007	December 31, 2006
Current Assets

Cash	$2,604,529	$1,766,201
Contract receivables – net of allowance for doubtful accounts	15,964,611	15,524,669
Accounts receivable	841,159	76,159
Prepaid contract costs	23,340	63,414
Prepaid expenses	217,782	114,489

Total current assets	19,651,421	17,544,932

Property and Equipment – net of accumulated depreciation and amortization	4,809,699	6,408,519

Other Assets – deposits	55,754	68,094

	$24,516,874	$24,021,545

Liabilities and Equity

	March 31, 2007	December 31, 2006
Current Liabilities

Current maturities of long-term debt	$184,166	$55,287
Current portion of capitalized lease obligations	1,301	5,895
Accounts payable	1,963,624	1,784,410
Accrued expenses	3,579,339	2,065,939
Accrued vacation	889,849	744,067
Provision for losses on contract	—	328,517
Billings in excess of costs and estimated earnings on incomplete contracts	2,247,208	835,606
Deferred revenue	214,988	434,266
Deferred income taxes	298,038	252,906
Note payable to stockholder	308,000	308,000
Due to affiliate	135,101	135,101

Total current liabilities	9,821,614	6,949,994

Long-Term Liabilities

Line of credit	—	1,500,000
Long-term debt – less current maturities	3,460,980	5,171,345
Security deposits	132,915	135,415

Total long-term liabilities	3,593,895	6,806,760

Total liabilities	13,415,509	13,756,754

Equity

Common stock	102,500	102,500
Additional paid-in capital	181,952	148,785
Retained earnings	9,618,201	9,472,749
Partners’ capital	1,198,712	540,757

Total equity	11,101,365	10,264,791

	$24,516,874	$24,021,545

Karta Technologies, Inc. and Affiliate

Consolidated Statements of Income

Three Months Ended March 31,

(unaudited)

	2007	2006
Revenues:
Contract revenue	$13,529,938	$13,230,133
Other revenue	57	39,166

	13,529,995	13,269,299

Expenses:
Direct expenses	8,449,419	8,531,222
Indirect expenses	3,551,982	2,817,643
Other expenses	545,918	252,826

	12,547,319	11,601,691

Operating income (loss)	982,676	1,667,608

Other income (expense):
Gain on sale of assets	662,190	—
Interest income	53,869	22,618
Interest expense	(28,556)	(64,071)

	687,503	(41,453)

Income before income taxes	1,670,179	1,626,155

Income tax expense	45,939	610,908

Net income	1,624,240	1,015,247

Noncontrolling interest in net income	657,955	19,954

Controlling interest in net income	$966,285	$995,293

Karta Technologies, Inc. and Affiliate

Consolidated Statements of Cash Flows

Three Months Ended March 31,

(unaudited)

Increase (Decrease) in Cash

	2007	2006
Cash Flows From Operating Activities
Controlling interest in net income	$966,285	$995,293

Adjustments to reconcile controlling interest in net income to net cash provided by (used in) operating activities:
Noncontrolling interest in net income	657,955	19,951
Gain on sale of assets	(662,190)	—
Depreciation and amortization	106,016	193,343
Deferred income taxes	45,132	195,836
Share-based compensation expense	33,167	—
Changes in assets and liabilities:
Contract receivables	(439,942)	(2,947,697)
Accounts receivable	(765,000)	(34,907)
Prepaid contract costs and expenses	(63,219)	268,000
Deposits	12,340	(3,122)
Accounts payable	179,214	1,672,149
Accrued expenses and vacation	1,330,665	1,777,373
Billings in excess of costs and estimated earnings on incomplete contracts	1,411,602	95,360
Deferred revenue	(219,278)	(437,061)
Security deposits	(2,500)	—

Total adjustments	1,623,962	799,225

Net cash provided by (used in) operating activities	2,590,247	1,794,518

Cash Flows From Investing Activities
Purchase of property and equipment	(552,982)	(213,522)
Proceeds from sale of assets	576,828	—

Net cash provided by (used in) investing activities	23,846	(213,522)

Karta Technologies, Inc. and Affiliate

Consolidated Statements of Cash Flows

Three Months Ended March 31,

(unaudited)

(Continued)

Increase (Decrease) in Cash

	2007	2006
Cash Flows From Financing Activities
Line of credit	$(1,500,000)	$—
Proceeds from issuance of long-term debt	549,662
Principal payments on long-term debt	—	(49,941)
Principal payments on capitalized lease obligations	(4,594)	(6,891)
Distributions	(820,833)	(88,491)
Exercise of stock options	—	37,500

Net cash provided by (used in) financing activities	(1,775,765)	(107,823)

Net increase (decrease) in cash	838,328	1,473,173

Cash at beginning of period	1,766,201	2,668,184

Cash at end of period	$2,604,529	$4,141,357

Supplemental Disclosure of Noncash Investing and Financing Activities
Payoff of long-term debt with proceeds from sale of land and building	$2,131,148	$—

Karta Technologies, Inc. and Affiliate

Notes to Consolidated Financial Statements

(unaudited)

1. Basis of Presentation

The accompanying unaudited consolidated financial statements for Karta Technologies, Inc. and its variable interest entity (“the Company” or Karta) as of and for the three months ended March 31, 2007 have been prepared by management in accordance with U.S. generally accepted accounting principles for interim financial information. As a result, certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all necessary adjustments and reclassifications (all of which are of a normal, recurring nature) that are necessary to a fair presentation of the results for such period. For further information, refer to the financial statements and footnotes included in Karta’s audited financial statements for the year ended December 31, 2006. The current period’s results of operations are not necessarily indicative of results that may be achieved for any future period.

Karta is a Texas corporation which provides engineering, logistics, and information technology services to government and commercial users across the United States. Karta also produces a variety of multimedia applications for a diverse customer base.

2. Income Taxes

Karta, with the consent of its stockholders, has elected under the Internal Revenue Code to be taxed as an S Corporation. The stockholders of an S Corporation are taxed on their proportionate shares of the S Corporation’s taxable income. Therefore, no provision or liability for federal income taxes has been included in the consolidated financial statements. Certain deductions and credits flow through Karta to its stockholders. Karta is liable for income taxes in state jurisdictions which do not recognize S Corporation status. Therefore, a provision and a related liability have been included in these consolidated financial statements for state income taxes.

3. Variable Interest Entity

Karta management determined that Gur Parsaad Properties, Ltd. (“Gur Parsaad”) is a variable interest entity since it requires subordinated financial support. Karta has a variable interest in Gur Parsaad consisting of debt guarantees and a leasing agreement. Karta determined these variable interests subjected Karta to a majority of any potential losses in Gur Parsaad and, therefore, required Karta to consolidate Gur Parsaad beginning January 1, 2005. The results of operations of Gur Parsaad have been included in the statements of income since January 1, 2005.

4. Subsequent Events

On June 27, 2007, Karta was acquired by NCI, Inc. (NCI).

NCI did not acquire Gur Parsaad. In conjunction with NCI’s acquisition of Karta, Karta and Gur Parsaad signed a new lease at rates that NCI management believes are comparable to market rates in Karta’s location.

Prior to the acquisition, Karta was the guarantor of the Line of Credit described in Note 3. In conjunction with the NCI acquisition of Karta, Karta and the lending institution have terminated Karta’s guarantee of the Line of Credit. The outstanding balance as of June 27, 2007 related to Gur Parsaad and was not assumed by Karta or NCI.